Modern Capital Funds Trust N-1A/A

Exhibit 99.(i)

March 4, 2021

Modern Capital Funds Trust

825 Low Country Blvd., Suite 204

Mt. Pleasant, South Carolina 29465

Re:	Modern Capital Funds Trust - File Nos. 333-239559 and 811-23582

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 2 to the Modern Capital Funds Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 3 under the Securities Act of 1933 (Amendment No. 3 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
THOMPSON HINE LLP